Exhibit 23.1


        Consent of Independent Registered Public Accounting Firm


The Board of Directors
Financial Federal Corporation:


We consent to the incorporation by reference in registration statements (No. 333-50962) on Form S-8 and (No. 333-116806) on Form S-3 of Financial Federal Corporation of our report dated September 28, 2005, with respect to the consolidated balance sheets of Financial Federal Corporation and subsidiaries as of July 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2005, which report is included in the Annual Report on Form 10-K of Financial Federal Corporation for the year ended July 31, 2005.



/s/ KPMG LLP

New York, New York
September 28, 2005


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